Exhibit 99.2

       Jack in the Box Inc. Promotes Paul L. Schultz to President & COO, and CFO Jerry P. Rebel to Executive Vice President

     SAN DIEGO--(BUSINESS WIRE)--May 18, 2005--Jack in the Box Inc. (NYSE:JBX) today announced the promotion of Paul L. Schultz to president and chief operating officer, effective Oct. 3, 2005. He will succeed current President and COO Linda A. Lang, who will become the company's chairman and chief executive officer on that date following the retirement of Robert J. Nugent. Schultz, 51, is currently executive vice president of operations and franchising.
     As president and COO, Schultz will be responsible for the operations of all company-owned and franchised Jack in the Box(R) restaurants, JBX Grill(R) and Quick Stuff(R) convenience stores, as well as restaurant development. A 32-year veteran with Jack in the Box Inc., Schultz joined the company in 1973 as a Jack in the Box restaurant employee. He has held a variety of positions of increasing responsibility, including restaurant manager, district manager, regional manager, divisional operations vice president and vice president of domestic franchising. Schultz has a master's degree in business administration from Claremont Graduate School and a bachelor's degree in biology from California Polytechnic University in Pomona.
     The company also today announced that Chief Financial Officer Jerry P. Rebel, 47, will be promoted to executive vice president on Oct. 3. Rebel, senior vice president and CFO since January, joined the company in 2003 with more than 20 years of finance experience in various capacities with several large retail organizations. Before joining Jack in the Box Inc., he was vice president and controller for Fleming Companies, a publicly held food distributor and retailer. Previously, he was vice president of finance for CVS Corporation, where he also served as CFO for one of the company's divisions. Rebel holds a bachelor's degree in accounting from George Mason University and is a CPA.
     Jack in the Box Inc. (NYSE: JBX) is a restaurant company that operates and franchises Jack in the Box(R) restaurants, one of the nation's largest hamburger chains, with more than 2,020 restaurants in 17 states. Through a wholly owned subsidiary, the company also operates and franchises Qdoba Mexican Grill(R), an emerging leader in fast-casual dining, with more than 210 restaurants in 33 states. Based in San Diego, Jack in the Box Inc. has nearly 45,000 employees. For more information, visit www.jackinthebox.com.

     CONTACT: Jack in the Box Inc.
              Brian Luscomb, 858-571-2229
              Division Vice President, Corporate Communications brian.luscomb@jackinthebox.com
              Code: 07205